Exhibit 99.1

FOR IMMEDIATE RELEASE		August 6, 2025
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST REPORTS LOWER 2025 SECOND-QUARTER FINANCIAL RESULTS
COMPARED TO A YEAR AGO

•Milder weather drives quarter-over-quarter earnings decrease

•Operating performance, reliability remain strong amidst robust customer and sales growth of 2.4% and 5.2%, respectively

•Company continues to prioritize reliability and affordability

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported a consolidated net income attributable to common shareholders of $192.6 million, or $1.58 per diluted share of common stock, for the quarter ended June 30, 2025. This result compares with consolidated net income of $203.8 million, or $1.76 per diluted share, for the same period in 2024. Additionally, through the first two quarters of the current year, the company's net income was 14.8% lower than its net income in the first half of 2024.

The 2025 second-quarter results reflect a decrease of about $11 million, primarily as a result of the effects of weather; higher operations and maintenance expense; lower pension and other postretirement non-service credits; higher depreciation and amortization expense mostly due to increased plant additions and intangible assets; higher interest charges; and higher income taxes due to lower tax credits, partially offset by lower pre-tax income. These negative factors were partially offset by the favorable impacts of higher transmission revenues; increased customer usage and growth; higher AFUDC; and higher other income due to investment gains at subsidiary El Dorado.

“While our second-quarter financial results were within our expectations, they were lower than the same period in 2024 due in large part to cooler weather compared to last year’s record-high temperatures, including the hottest June on record,” said Pinnacle West Chairman, President and Chief Executive Officer Ted Geisler, citing 15.4% fewer cooling degree-days (a utility’s measure of the effects of weather) in 2025’s second quarter versus last year’s second quarter. “Given how big an impact air conditioning has on energy use here in Arizona, it’s no surprise that the cooler weather resulted in lower earnings this quarter.”

Operationally, Geisler said company employees continue to execute well, ensuring reliable customer service amid the extreme summer temperatures and increased customer demand during the 2025 second quarter, when Arizona Public Service Co. (APS), the company’s principal subsidiary, experienced robust customer and sales growth of 2.4% and 5.2%, respectively.

That growth contributed to APS customers setting an all-time record peak demand of 8,527 megawatts on July 9, eclipsing the previous record of 8,210 MW set in August 2024. The company was able to meet this record demand by ensuring its diverse generation fleet comprised of nuclear, coal, gas and renewables operated efficiently and reliably. Setting a new peak for the third straight year was not unexpected given that Arizona continues to benefit from increasing customer demand, population growth and economic diversity.

Celebrating 40 years of Reliable, Low-Cost Energy Production
In June 2025, the Palo Verde Generating Station celebrated 40 years of delivering reliable, affordable and clean energy to Arizona – supplying about 27% of the state’s electricity and delivering power to more than 4 million homes and businesses across four states. Palo Verde, one of the nation’s largest energy producers, serves as a foundational part of APS’s resource portfolio, generating around-the-clock, carbon-free, low-cost electricity all year long, while also supporting a strong, reliable grid.

With its operating licenses extended into the mid-2040s, Palo Verde remains a cornerstone of APS’s commitment to provide customers with reliable and affordable energy.

Prioritizing Reliability and Affordability
As Arizona’s population and economy continue to grow at unprecedented levels, so does the state’s need for reliable electricity.

“Our mission is to reliably serve customers at the lowest cost possible. To do that, we need to integrate the most reliable and cost-effective resources available to us to meet Arizona’s fast-growing energy needs,” said Geisler.
As a result, the company is updating its clean energy goals from an aspirational “zero-carbon” approach to an aspirational “carbon-neutral” approach by 2050. The company also is removing its interim targets to better reflect APS’s near-term need to ensure reliability and affordability, while relying on the Integrated Resource Planning (IRP) process to help determine the most responsible path forward.
“Clean energy remains an important consideration for us,” Geisler stated, “but always with a focus on a balanced energy mix that best serves reliability and affordability.” He noted that clean resources currently supply 54% of APS’s entire energy mix.

While still striving to lower emissions over time and continue building on the company's strong foundation of clean energy, APS will also look for opportunities to support reliability through dispatchable resources – like natural gas – that can provide energy when intermittent resources like solar and wind are insufficient to meet customer demand.

APS plans years in advance to ensure reliable energy and secure a diverse energy mix to meet demand, including solar and wind power, battery energy storage and nuclear resources. When extreme temperatures cause demand to increase over long stretches, APS utilizes flexible resources like natural gas to keep homes and businesses cool. As part of the company’s vigorous planning, APS recently executed agreements on multiple projects that are scheduled to come online between 2026 and 2028, including more than 800 megawatts of APS-owned resources.

Providing Assistance Programs for Customers in Need
As summer temperatures soar, APS provides relevant and valuable options for customers to manage their bill, including through rate plan options, programs that help them save energy and money, and alerts and notifications that help keep them aware of outages, payments and energy consumption. APS further offers options to help customers manage their bill like Budget Billing, Preferred Due Date and flexible payment arrangements. Programs like Safety Net and Guest Roles also allow trusted individuals to help manage a loved one’s APS account.

Additionally, APS offers financial assistance programs, including discounts of up to 25% or 60% for eligible vulnerable customers; emergency utility bill assistance offering up to $1,000 annually; and Project SHARE a Salvation Army-administered service providing up to $500 annually in emergency energy bill assistance. To ensure customers in need are connected to these programs, the company partners with more than one hundred community action agencies across its service territory to train representatives who serve our shared customers.

Customers are encouraged to visit aps.com/save for a full list of assistance programs or call (602) 371-7171 or (800) 253-9405 for support, available 24/7 in English and Spanish. APS’s call center answers 75% of customer calls within 30 seconds, and the company’s mobile app enables customers to quickly and easily find the information they need when they need it.

APS also partners with organizations across Arizona to provide critical heat relief services. Through a partnership with Solari and Lyft, eligible residents can call 2-1-1 Arizona for transportation to a heat relief shelter. APS also supports Arizona Faith Network respite centers in Maricopa County and The Salvation Army’s cooling and hydration stations in nine counties. In collaboration with St. Vincent de Paul, APS helps individuals and families stay safe at home through eviction prevention assistance and supports emergency housing. For AC repairs and replacements, APS partners with AllThrive365 in select counties and Wildfire statewide to assist low-income homeowners.

Financial Outlook
For 2025, the company continues to estimate its consolidated earnings will be within a range of $4.40 to $4.60 per diluted share on a weather-normalized basis. Key factors and assumptions underlying this outlook can be found in the second-quarter 2025 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the company’s financial results and recent developments, and to provide an update on the company’s longer-term financial outlook, at noon ET (9 a.m. Arizona time) today, Wednesday August 6. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (888) 506-0062 or (973) 528-0011 for international callers and enter participant access code 544261. A replay of the call also will be available at pinnaclewest.com/presentations or by telephone until 11:59 p.m. ET, Wednesday, Aug. 13, 2025, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering replay passcode 52697.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of more than $29 billion, about 6,500 megawatts of generating capacity and approximately 6,400 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to about 1.4 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•uncertainties associated with the current and future economic environment, including economic growth rates, labor market conditions, tariffs, inflation, supply chain delays, increased expenses, volatile capital markets, or other unpredictable effects;
•current and future economic conditions in Arizona, such as the housing market and overall business and regulatory environment;
•our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;
•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events, or similar occurrences;
•variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customer and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;
•the potential effects of climate change on our electric system, including as a result of weather extremes, such as prolonged drought and high temperature variations in the area where APS conducts its business;
•power plant and transmission system performance and outages;
•competition in retail and wholesale power markets;
•regulatory and judicial decisions, developments, and proceedings;
•new legislation, ballot initiatives, and regulation or interpretations of existing legislation or regulations, including those relating to tax, environmental requirements, regulatory and energy policy, nuclear plant operations, and potential deregulation of retail electric markets;
•fuel and water supply availability;
•our ability to achieve timely and adequate rate recovery of our costs through our rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•the ability of APS to meet renewable energy and energy efficiency mandates and recover related costs;
•the ability of APS to achieve its clean energy goal to be carbon-neutral by 2050 and, if this goal is achieved, the impact of such achievement on APS, its customers, and its business, financial condition, and results of operations;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•the development of new technologies which may affect electric sales or delivery, including as a result of delays in the development and application of new technologies;
•the cost of debt, including increased cost as a result of rising interest rates, and equity capital and our ability to access capital markets when required;
•environmental, economic, and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions (“GHG”);
•volatile fuel and purchased power costs;
•the investment performance of the assets of our nuclear decommissioning trust, captive insurance cell, coal mine reclamation escrow, pension, and other postretirement benefit plans, and the resulting impact on future funding requirements;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•potential shortfalls in insurance coverage;
•new accounting requirements or new interpretations of existing requirements;
•generation, transmission, and distribution facilities and system conditions and operating costs;
•our ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;
•the willingness or ability of counterparties, power plant participants, and power plant landowners to meet contractual or other obligations or extend the rights for continued power plant operations; and
•restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission (“ACC”) orders.

These and other factors are discussed in the most recent Pinnacle West/APS Form 10-K and 10-Q along with other public filings with the Securities and Exchange Commission, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Operating Revenues	$1,358,751	$1,308,994	$2,391,031	$2,260,706

Operating Expenses
Fuel and purchased power	477,008	437,172	857,079	795,036
Operations and maintenance	286,605	272,266	586,714	529,844
Depreciation and amortization	228,893	225,017	463,833	435,311
Taxes other than income taxes	57,651	58,651	117,005	117,815
Other expense	1,042	2,141	1,626	2,161
Total	1,051,199	995,247	2,026,257	1,880,167

Operating Income	307,552	313,747	364,774	380,539

Other Income (Deductions)
Allowance for equity funds used during construction	14,767	8,910	28,016	19,202
Pension and other postretirement non-service credits, net	3,692	12,877	6,650	24,445
Other income	12,104	5,885	29,565	36,492
Other expense	(4,259)	(3,032)	(6,829)	(10,599)
Total	26,304	24,640	57,402	69,540

Interest Expense
Interest charges	113,527	108,891	218,470	208,665
Allowance for borrowed funds used during construction	(11,559)	(11,036)	(21,661)	(24,177)
Total	101,968	97,855	196,809	184,488

Income Before Income Taxes	231,888	240,532	225,367	265,591

Income taxes	35,018	32,421	28,835	36,312

Net Income	196,870	208,111	196,532	229,279

Less: Net income attributable to noncontrolling interests	4,306	4,306	8,612	8,612

Net Income Attributable To Common Shareholders	$192,564	$203,805	$187,920	$220,667

Weighted-Average Common Shares Outstanding - Basic	119,517	113,695	119,555	113,658

Weighted-Average Common Shares Outstanding - Diluted	121,865	115,803	121,813	115,015

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$1.61	$1.79	$1.57	$1.94
Net income attributable to common shareholders - diluted	$1.58	$1.76	$1.54	$1.92